Exhibit (h)(16)

PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of September 15, 2008, among ING Variable Portfolios, Inc., a corporation organized under the laws of the State of Maryland, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each an “Investing Fund”), iShares Trust, a business trust organized under the laws of the State of Delaware, and iShares, Inc., a corporation organized under the laws of the State of Maryland, each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively the “iShares Funds”).

WHEREAS, each Investing Fund and the iShares Funds are registered with the U.S. Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of any Investing Fund to invest in shares of any iShares Fund;

WHEREAS, iShares Trust and iShares, Inc., on behalf of each iShares Fund, have obtained an order from the SEC dated April 15, 2003 (the “iShares Order”), that permits registered investment companies to invest in the iShares Funds in excess of the limits set forth in section 12(d)(1)(A) and (B) in accordance with the conditions of the iShares Order and the representations in the application filed to obtain the iShares Order (the “iShares Application”); and

WHEREAS, an Investing Fund may, from time to time, invest in shares of one or more iShares Funds in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the iShares Order;

NOW THEREFORE, in consideration of the potential benefits to an Investing Fund and the iShares Funds arising out of such Investing Fund’s investment in iShares Funds, the parties agree as follows.

1.	Representations and Obligations of the iShares Funds.

(a) The iShares Funds have provided to each Investing Fund a copy of the iShares Order and the related SEC Notice of Application for the iShares Order (attached hereto as Schedule B). The iShares Funds will upon request promptly provide each Investing Fund (i) a copy of any amendments to the iShares Order and (ii) a copy of the iShares Application.

(b) In connection with any investment by an Investing Fund in an iShares Fund, such iShares Fund agrees (i) to comply with the terms and conditions of the iShares Order and this Agreement and (ii) to promptly notify the Investing Fund if such iShares Fund fails to comply with the terms and conditions of the iShares Order or this Agreement.

(c) iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”) and BGI has licensed the trademark to the iShares Funds.

2.	Representations and Obligations of the Investing Funds.

(a) Pursuant to Condition 9 of the iShares Order, each Investing Fund represents that the board of directors/trustees of such Investing Fund and such Investing Fund’s advisor understand the terms and conditions of the iShares Order and that each agrees to fulfill its responsibilities under the iShares Order.

(b) Pursuant to Condition 9 of the iShares Order, each Investing Fund will promptly notify the iShares Funds in writing at the time of any investment by such Investing Fund in an iShares Fund in excess of the 3% limit in Section 12(d)(1)(A)(i). Upon such investment, each Investing Fund shall also provide to the iShares Funds in writing a list of the names of each Investing Fund Affiliate and Underwriting Affiliate (as such terms are defined in the iShares Order) and shall promptly notify the iShares Funds of any changes to such list.

(c) Each Investing Fund will promptly notify the iShares Funds in writing of any purchase or acquisition of shares of an iShares Fund that causes such Investing Fund to hold (i) 5% or more of such iShares Fund’s total outstanding voting securities or (ii) 10% or more of such iShares Fund’s total outstanding voting securities.

(d) Any Investing Fund that exceeds either the 5% or 10% limitations in Sections 12(d)(1)(A)(ii) or (iii) will, as required by the iShares Application, disclose in its prospectus in “plain English”:

(1) That it may invest in exchange-traded funds and

(2) The unique characteristics of such Investing Fund investing in exchange-traded funds, including but not limited to the basic expense structure and additional expenses, if any, of investing in exchange-traded funds.

(e) Each Investing Fund: (i) acknowledges that it has received a copy of the iShares Order and the related SEC Notice of Application for the iShares Order; (ii) agrees to adhere to the terms and conditions of the iShares Order and this Agreement ; (iii) represents that investments in the iShares Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; (iv) acknowledges that it may rely on the iShares Order only to invest in iShares Funds and not in any other investment company; and (v) agrees to promptly notify the iShares Funds if it fails to comply with the iShares Order or this Agreement.

3.	Indemnification.

Each Investing Fund agrees to hold harmless and indemnify the iShares Funds, including any of their principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the iShares Funds, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Investing Fund of any provision of this Agreement or (ii) a violation or alleged violation by such Investing Fund of the terms and conditions of the iShares Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

The iShares Funds agree to hold harmless and indemnify each Investing Fund, including any of its directors or trustees, officers, employees and agents, against and from any Claims asserted against such Investing Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by an iShares Fund of any provision of this Agreement or (ii) a violation or alleged violation by an iShares Fund of the terms and conditions of the iShares Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that the iShares Funds shall not be liable for indemnifying any Investing Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by such Investing Fund to the iShares Funds pursuant to terms and conditions of the iShares Order or this Agreement.

The party seeking indemnification hereunder (“Indemnified Party”) will promptly notify the party against whom indemnification is claimed (“Indemnitor”) of the Claim and the facts generally constituting the basis for such Claim. Upon written notice to the Indemnified Party, the Indemnitor shall be entitled to assume control over the defense, payment, settlement, or other disposition of any third party action, claim, suit, dispute, arbitration, or proceeding (each an “Action”) involving any obligation or liability assumed by or imposed upon the Indemnitor pursuant to this Section 3; provided that (1) the Indemnitor shall fully and promptly keep all Indemnified Parties informed of the status of such Actions, and (2) no settlement or disposition of such Actions shall be made without written approval of the Indemnified Party, which approval shall not be unreasonably withheld. In the event that the Indemnitor chooses to assume control of the defense, payment, settlement, or other disposition of such an Action, an Indemnified Party shall, at its expense, be entitled to employ counsel separate from counsel for the Indemnitor, and the Indemnified Party and its counsel shall be entitled to participate in the defense, payment, settlement, or other disposition of such Action to the extent reasonably required to protect the Indemnified Party’s interests.

4.	Materials.

To the extent any Investing Fund refers to one or more iShares Funds in any prospectus, statement of additional information or otherwise, each Investing Fund agrees to:

(a)	Refer to such iShares Fund as, for example, the “iShares® [Index] Fund”; and

(b)	Include the following notice within reasonable proximity to the reference to such iShares Fund:

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”). Neither BGI nor the iShares® Funds makes any representations regarding the advisability of investing in [Name of Investing Fund].

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the iShares Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by notice to the other party).

If to the Investing Fund:

Huey Falgout, Jr.

Chief Counsel

ING

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Fax: 480.477.2775

Email: huey.falgout@ingfunds.com

If to the iShares Funds:

Rebecca Sagalyn

U.S. Intermediary Investors Business

Barclays Global Investors, N.A.

45 Fremont Street

San Francisco, CA 94105

Fax: (415) 618.1566

Email: rebecca.sagalyn@barclaysglobal.com

With a copy to:

U.S. Legal Group

Attn: General Counsel’s Office

Barclays Global Investors, N.A.

45 Fremont Street

San Francisco, CA 94105

Fax: (415) 618.1539

Email: kevin.smith2@barclaysglobal.com

U.S. Compliance Group

Attn: Jeanette Smith

Barclays Global Investors, N.A.

45 Fremont Street

San Francisco, CA 94105

Fax: (415) 618.1097

Email: bgiuscompliance@barclaysglobal.com

6.	Termination; Governing Law.

(a) This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party, provided, however, that the obligation of any Investing Fund in Section 2(d) above shall survive the termination of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement will be governed by Delaware law without regard to choice of law principles.

(c) In any action involving the iShares Funds under this Agreement, each Investing Fund agrees to look solely to the individual iShares Fund(s) that is/are involved in the matter in controversy and not to any other series of iShares Trust or iShares, Inc.

(d) In any action involving the Investing Fund under this Agreement, each iShares Fund agrees to look solely to the individual Investing Fund(s) that is/are involved in the matter in controversy and not to any other series of the Investing Fund.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Each of the Funds listed on Schedule A, severally and not jointly, on behalf of itself or each of its series

/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

ISHARES, INC., on
behalf of each of its series

/s/ Eileen Clavere
Name:	Eileen Clavere
Title:	President

ISHARES TRUST, on behalf of each of its series

/s/ Eileen Clavere
Name:	Eileen Clavere
Title:	President

SCHEDULE A

List of Funds

ING RussellTM Global Large Cap Index 85% Portfolio, a series of ING Variable Portfolios, Inc.

SCHEDULE B

iShares Order and Related SEC Notice of Application